Exhibit 99.5

SUBSCRIPTION AGREEMENT

dated as of September 20, 2024

by and between

NLABS FUND PTE LTD.

Star Spectrum Capital Ltd

and

NANO LABS LTD

i

ii

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of September 20, 2024, by and between Nano Labs Ltd, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), NLABS FUND PTE LTD. (“NLABS FUND”), a private company limited by shares incorporated in Singapore and wholly owned by Mr. Jianping Kong (“Mr. Kong”) and Star Spectrum Capital Ltd (“Star Spectrum”, together with NLABS FUND, the “Purchasers” and, each, a “Purchaser”), an exempted limited liability company organized under the laws of the Cayman Islands and wholly owned by Mr. Qifeng Sun (“Mr. Sun”).

RECITALS

WHEREAS, the Company previously received interest-free loans from Mr. Kong and Mr. Sun, along with their respective affiliates, who together provided interest-free loans in the total amount of US$8.5 million, among which US$1.5 million will become due on August 26, 2025 and US$7.0 million will become due on September 6, 2025 (the “Loans”).

WHEREAS, in connection with the Loans, the Company issued a promissory note to each of Mr. Kong and Mr. Sun(collectively, the “Notes”, and each a “Note Holder”).

WHEREAS, the Company, Mr. Kong and Mr. Sun desire to convert the Loans into certain amount of Class A ordinary shares of the Company in lieu of repayment of the Loans under the Notes.

WHEREAS, in furtherance of the Conversion, the Company desires to issue, sell and deliver to each Purchaser, and each Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, the Purchased Shares (as defined below);

WHEREAS, concurrently with the Closing (as defined below), the Company and each Note Holder will enter into a promissory note termination agreement (the “Promissory Note Termination Agreement”), which will terminate the Notes and release the Company from any further liability or obligation thereunder; and

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, including any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person;

“Board” means the board of directors of the Company;

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Hangzhou, Cayman Islands, Hong Kong or New York;

“Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value of US$0.0002 per share;

“Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value of US$0.0002 per share;

“Company Share Plan” mean the Company’s 2022 Share Incentive Plan adopted in June 2022, as amended.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or securities that represent a majority of the outstanding voting securities of such Person;

“CSRC” means” China Securities Regulatory Commission;

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, lien, adverse claim of ownership or use, or other encumbrance of any kind;

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange;

“knowledge” means, with respect to any party, knowledge of such party after due inquiry;

“Law” means any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), official policy, rule or interpretation of any Governmental Authority with jurisdiction over any of the Company or the Purchasers;

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the business, properties, assets, liabilities, operations, results of operations or condition (financial or operational) of the Company and its Subsidiaries, taken as a whole, or (b) the authority or ability of the Company to perform its obligations under the Transaction Documents; provided, however, that for purposes of clause (a) above, in no event shall any of the following exceptions, alone or in combination with the other enumerated exceptions below, be deemed to constitute, nor shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any effect that results from changes affecting any of the industries in which the Company or its Subsidiaries operate generally or the economy generally, (ii) any effect that results from changes affecting general worldwide economic or capital market conditions, (iii) any pandemic, earthquake, typhoon, tornado or other natural disaster, governmental actions, or similar event, (iv) any event, circumstance, change or effect caused by embargoes, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of terrorism or war (whether or not declared), including any escalation or worsening thereof; or (v) mandatorily applicable changes or modifications in the applicable general accepted accounting principles or applicable Law or the interpretation or enforcement thereof; provided, further, that any event, circumstance, development, change or effect referred to in the foregoing clauses (i) through (v) shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, circumstance, development, change or effect has a disproportionate effect on the Company and its Subsidiaries compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Memorandum and Articles” means the Second Amended and Restated Memorandum and Articles of Association of the Company in effect from time to time;

“Nasdaq” means the Nasdaq Stock Market LLC;

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Permit” means any permits, licenses, authorizations, consents, orders and approvals;

“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority;

“PRC” means the People’s Republic of China;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” means any Ordinary Shares, or any equity interest of, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Company and any convertible securities, options, warrants and any other type of equity or equity-linked securities convertible, exercisable or exchangeable for any such equity interest or shares of any class in the share capital of the Company;

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint stock company, joint venture or other organization or entity, whether incorporated or unincorporated, which is Controlled by such Person. For all purposes of this Agreement and other Transaction Documents, “Subsidiary” shall, with respect to the Company, as of the date hereof, include each of the entities set out in the Public Documents as defined hereof;

“Transaction Documents” mean this Agreement, and each of the other agreements and documents entered into or delivered by the parties hereto or their respective Affiliates in connection with the transactions contemplated by this Agreement;

“Tax” means any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties, governmental fees and charges of whatever kind;

“U.S.” or “United States” means the United States of America;

Section 1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Bankruptcy and Equity Exception	Section 3.2;
Closing	Section 2.1
Closing Date	Section 2.3(b)
Company	Preamble
HKIAC	Section 9.5(a)
Indemnified Liabilities	Section 9.2
Indemnitees	Section 9.2
Indemnitor	Section 9.2
Public Documents	Section 4.9
Purchaser(s)	Preamble
Purchased Shares	Section 2.1
Purchase Price	Section 2.2

Section 1.3 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) references to a Person are also to its successors and permitted assigns;

(g) the use of the term “including” shall be deemed to be always followed by the term “without limitation”; and

(h) the use of the term “or” is not intended to be exclusive.

Article II
PURCHASE AND SALE OF SECURITIES

Section 2.1 Sale and Issuance of the Purchased Shares. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII below, on the Closing Date (as defined below), the Company shall issue and sell free and clear of any and all Encumbrances to each Purchaser, and each Purchaser shall subscribe for and purchase from the Company, such number of Class A Ordinary Shares (collectively, the “Purchased Shares”) set forth opposite such Purchaser’s name in Schedule A (the “Closing”).

Section 2.2 Purchase Price. The purchase price per Purchased Share shall be the equivalent of US$0.3045 per Class A Ordinary Share, being the average closing price of the previous 10 trading days as of September 19, 2024. The aggregate purchase price for the Purchased Shares (the “Purchase Price”) shall be US$8,500,000. The parties hereby agree that, any amount payable by the Purchasers to the Company will be satisfied upon the proper execution of the Promissory Note Agreement and the full release of the Company from any further liability or obligation under the Notes.

Section 2.3 Closing.

(a) Closing. The Closing shall take place at 10:00 a.m., Eastern Time remotely via the exchange of documents and signatures on a date as soon as practicable but in no event later than the fifth (5th) Business Day following the satisfaction or waiver of the conditions to the Closing set forth in Articles VI and VII below (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or such other place, date and time as may be mutually agreed in writing by the Company and the Purchasers. The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b) Payment and Delivery. At the Closing:

(i) each Purchaser shall deliver to the Company a scan copy of the duly executed Promissory Note Termination Agreement;

(ii) the Company shall deliver to each Purchaser:

(A) a scan copy of an extract of the register of members of the Company dated as of the Closing Date, reflecting such Purchaser’s ownership of the applicable Purchased Shares duly certified by a director of the Company; and

(B) a scan copy of the duly executed Company Closing Certificate.

(c) Restrictive Legend. Each certificate representing any of the Purchased Shares shall be endorsed with the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser represents and warrants, with respect to itself, to the Company as of the date hereof and as of the Closing Date that:

Section 3.1 Organization. Such Purchaser is an exempted limited partnership duly formed, validly existing and in good standing under the Laws of the Cayman Islands. Such Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

Section 3.2 Authorization; Enforcement; Validity. Such Purchaser has the requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action by such Purchaser and no other actions or proceedings on the part of such Purchaser is necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement. This Agreement and the other Transaction Documents to which it is a party have been or will be duly executed and delivered by such Purchaser, and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 3.3 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the consummation by such Purchaser of the transactions contemplated hereby will not (a) result in a violation of the organizational or constitutional documents of such Purchaser, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract to which such Purchaser is a party, or (c) result in a violation of any Law applicable to such Purchaser, except in the case of clauses (b) and (c) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

Section 3.4 Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby, except any filing or report as may be required to be made with or submitted to the SEC (including a report of beneficial ownership on Schedule 13D or Schedule 13G, a report of Section 13(f) securities holding on Form 13-F, and any amendment thereto) or (b) any third party pursuant to any material agreement, indenture or instrument to which such Purchaser is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained.

Section 3.5 Status and Investment Intent.

(a) Status of the Purchaser. Such Purchaser is (i) an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and/or (ii) not a “U.S. person” within the meaning of Regulation S under the Securities Act.

(b) Experienced Investor. Such Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Shares. Such Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(c) No Public Sale or Distribution. Such Purchaser is acquiring the Purchased Shares for its own account and not on behalf of any U.S. person and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Purchased Shares. Such Purchaser is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(d) Solicitation. Such Purchaser did not contact the Company as a result of any general solicitation or directed selling efforts (within the meaning of Regulation S promulgated under the Securities Act).

(e) Offshore Transaction. Such Purchaser has been advised and acknowledges that in issuing the Purchased Shares to such Purchaser pursuant to this Agreement and the other Transaction Documents, the Company is relying upon the exemption from registration provided by Regulation S under the Securities Act. Such Purchaser acknowledges that at the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, such Purchaser was outside of the United States.

(f) Reliance on Exemption; Restricted Securities. Such Purchaser understands that the Purchased Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Purchased Shares. Such Purchaser acknowledges that the Purchased Shares are “restricted securities” that have not been, and will have not been, registered under the Securities Act or any applicable state securities Law. Such Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Purchased Shares may only be offered, sold or otherwise transferred (i) to the Company or any Subsidiary thereof, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act.

Section 3.6 No Insider Information. Such Purchaser is not acquiring the Purchased Shares as a result of any material information concerning the Company that has not been publicly disclosed and such Purchaser’s decision to enter into this Agreement or any other Transaction Documents and acquire the Purchased Shares has not been made as a result of any verbal or written representation as to a material fact made by or on behalf of the Company that is not included in this Agreement or any other applicable Transaction Documents.

Section 3.7 Brokers and Finders. Neither such Purchaser nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Company or such Purchaser for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 3.8 No Additional Representations. Such Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to such Purchaser in accordance with the terms hereof and thereof. Nothing herein shall be deemed to limit any of such Purchaser’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchasers as of the date hereof and as of the Closing Date that, except as set forth in its Public Documents filed prior to the date of this Agreement (without giving effect to any amendment thereto filed on or after the date of this Agreement and excluding disclosures of non-specific risks faced by the Company included in any forward-looking statement, disclaimer, risk factor disclosure or other similarly non-specific statements that are predictive, general or forward-looking in nature):

Section 4.1 Organization and Qualification. The Company is an exempted company with limited liability duly incorporated, organized, validly existing and in good standing under the Laws of the Cayman Islands, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, and has the requisite corporate power and authorization to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or its Subsidiaries is in violation of any of the provisions of its constitutional documents in any material respects.

Section 4.2 Capitalization. As of the date of this Agreement, the authorized share capital of the Company is US$50,000 divided into 250,000,000 ordinary shares comprising (i) 121,410,923 Class A Ordinary Shares of a par value of US$0.0002 each, (ii) 28,589,078 Class B Ordinary Shares of a par value of US$0.0002 each and (iii) 99,999,999 shares of a par value of US$0.0002 each of such class or classes (however designated) as the Board may determine in accordance with the Memorandum and Articles. As of the date of this Agreement, 46,275,127 Class A ordinary shares and 28,589,078 Class B ordinary shares are issued and outstanding. All outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. When issued in compliance with the provisions of this Agreement, the Purchased Shares will be (i) validly issued, fully paid and nonassessable, (ii) issued in compliance with the applicable registration and qualification requirements of applicable Laws, and (iii) will be free from all rights of first refusal, preemptive or similar rights, Taxes and Encumbrances.

Section 4.3 Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and perform its obligations under this Agreement and the other Transaction Documents and to issue the Purchased Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the issuance of the Purchased Shares, have been, or will be before the Closing, duly and validly authorized by all requisite corporate action by the Company and no other actions or proceedings on the part of the Company is necessary to authorize the execution and delivery by it of this Agreement and the other Transaction Documents, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents have been or will be duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by the Purchasers, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.4 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, the issuance of the Purchased Shares) will not (a) result in a violation of the Memorandum and Articles or any other organizational or constitutional documents of the Company or the constitutional documents of any of the Company’s Subsidiaries, (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract to which the Company or any Subsidiary of its Subsidiaries is a party, or (c) result in a material violation of any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected), except in the case of clause (b) above, for such conflicts, defaults or rights which would not, individually or in the aggregate, be or reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.5 Consents. In connection with the entering into and performance of this Agreement and the other Transaction Documents, the Company or any of its Subsidiary is not required to obtain any consent, authorization or order of, or make any filing or registration with, (a) any Governmental Authority in order for it to execute, deliver or perform any of its obligations under or contemplated hereby or thereby, except for any required filing or notification under applicable securities Law regarding the issuance of the Purchased Shares, or (b) any third party pursuant to any agreement, indenture or instrument to which the Company is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained.

Section 4.6 Issuance of Purchased Shares. The Purchased Shares are duly and validly authorized for issuance and sale to the Purchasers by the Company, and, when issued and delivered by the Company against payment therefor by the Purchasers in accordance with the terms hereof, shall be validly issued and non-assessable and free from all rights of first refusal, preemptive or similar rights, Taxes and Encumbrances and the Purchased Shares shall be fully paid with the Purchasers being entitled to all rights accorded to a holder of the Class A Ordinary Shares. Assuming the accuracy of the representations and warranties set forth in Section 3.5 of this Agreement, the offer and issuance by the Company of the Purchased Shares is exempt from registration under the Securities Act.

Section 4.7 No General Solicitation. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) or directed selling efforts (within the meaning of Regulation S promulgated under the Securities Act) in connection with the offer or sale of the Purchased Shares.

Section 4.8 No Integrated Offering. None of the Company, any of its Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Purchased Shares under the Securities Act, whether through integration with prior offerings or otherwise.

Section 4.9 Public Documents. The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC pursuant to the Securities Act or the Exchange Act (all of the foregoing documents filed with or furnished to the SEC on or prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “Public Documents”). As of their respective filing or furnishing dates, the Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10 Brokers and Finders. Neither the Company nor any of its Affiliates is a party to any agreement, arrangement or understanding with any Person that would give rise to any valid right, interest or claim against or upon the Purchasers or the Company for any brokerage commission, finder’s fee or other similar compensation, as a result of the transactions contemplated by the Transaction Documents.

Section 4.11 No Additional Representations. The Company acknowledges that each Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement. Nothing herein shall be deemed to limit any of the Company’s claims relating to fraud, intentional concealment of material facts or other willful misconduct.

Article V
AGREEMENTS OF THE PARTIES

Section 5.1 Further Assurances. The Purchasers and the Company shall use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated by this Agreement on a timely basis, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of such transactions, and will cooperate and consult with the other and use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary Permits of, or any exemption by, all Governmental Authorities, necessary or advisable to consummate the transactions contemplated by this Agreement. During the period from the date of this Agreement through the Closing Date, except as required by applicable Law or with the prior written consent of the other party, each of the Purchasers and the Company will use reasonable best effort to avoid taking any action which, or failing to take any action the failure of which to be taken, would, or would reasonably be expected to (a) result in any of the representations and warranties set forth in Article III or IV on the part of the party taking or failing to take such action being or becoming untrue in any respect, (b) result in any conditions set forth in Articles VI and VII not to be satisfied, or (c) result in any material violation of any provision of this Agreement. After the Closing Date, each party shall use reasonable best efforts to execute and deliver such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. The Company shall submit the filing in connection with the Transaction to the CSRC per requirement imposed by the CSRC within three Business Days after the Closing Date.

Section 5.2 Expenses. Each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

Section 5.3 Confidentiality.

(a) Each party shall keep confidential any non-public material or information with respect to the business operations, financial conditions, and other aspects of the other parties which it is aware of, or have access to, in signing or performing this Agreement and the other Transaction Documents (including written or non-written information, the “Confidential Information”). Confidential Information shall not include any information that is (a) previously known on a non-confidential basis by the receiving party, (b) in the public domain through no fault of such receiving party, its Affiliates or its or its Affiliates’ officers, directors or employees, (c) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (d) developed independently by the receiving party without reference to confidential information of the disclosing party. No party shall disclose such Confidential Information to any third party. Any Party may use the Confidential Information only for the purpose of, and to the extent necessary for performing this Agreement and the other Transaction Documents; and shall not use such Confidential Information for any other purposes. The parties hereby agree, for the purpose of this Section 5.3, that the existence and terms and conditions of this Agreement and exhibits hereof shall be deemed as Confidential Information.

(b) Notwithstanding any other provisions in this Section 5.3, if any party believes in good faith that any announcement or notice must be prepared or published pursuant to applicable Laws (including any rules or regulations of any securities exchange or valid legal process) or information is otherwise required to be disclosed to any Governmental Authority (including any filings made with, or any information furnished to, the SEC) with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, such party may, in accordance with its understanding of the applicable Laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable Laws; provided that the parties, to the extent permitted by applicable Law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release, public statement, or disclosure in the filings made with, or any information furnished to, the SEC, with respect to this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement or filings, or furnish such information, prior to such consultation and agreement, except as may be required by Law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable Law or any listing agreement with or requirement of the Nasdaq or any other applicable securities exchange and if reasonably practicable, inform the other party about the disclosure to be made pursuant to such requirements prior to the disclosure and provide the other party the opportunity to review such disclosure.

(c) Each party may disclose the Confidential Information only to its Affiliates and its and its Affiliates’ officers, directors, managers, partners, employees, agents, legal advisors and representatives on a need-to-know basis in the performance of the Transaction Agreements; provided that, such party shall ensure such Persons strictly abide by the confidentiality obligations hereunder or substantially equivalent terms.

(d) The confidentiality obligations of each party hereunder shall survive the termination of this Agreement. Each party shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other party approves release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other party.

Section 5.4 Compliance and Other Actions Prior to Closing. Except for the transactions contemplated under this Agreement and the other Transaction Documents, from the date hereof until the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, not take any action, or omit to take any action, that would reasonably be expected to make (x) any of its representations and warranties in this Agreement untrue, or (y) any of the conditions for the benefit of the Purchasers set forth in Article VII not to be satisfied, in each case, at, or as of any time before, the Closing Date. Without limiting the generality of the foregoing, the Company agrees that, except as disclosed in the Public Documents, from the date hereof until the Closing Date, none of the Company or its Subsidiaries shall make (or otherwise enter into any contract with respect to) (a) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries; (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Securities of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any of the Company’s wholly owned Subsidiaries); (c) any redemption, repurchase or other acquisition of any share capital of the Company or any of its Subsidiaries other than repurchase or redemption of Securities at cost pursuant to the Company Share Plan and the award agreements thereunder; (d) issue or sell any Securities or debt securities, warrants or other rights to acquire any Security other than pursuant to the transactions contemplated under the Company Share Plan; or (e) make any material alteration or amendment to the Memorandum and Articles, or change the size or composition of the Board or any committee thereof.

Section 5.5 Reservation of Shares. The Company shall maintain a reserve from its duly authorized but unissued shares, sufficient Ordinary Shares to enable the Company to comply with its obligations to issue the Purchased Shares.

Section 5.6 Reserved.

Section 5.7 Use of Proceeds. The Company shall use the proceeds of the Purchase Price for general corporate purposes.

Article VI
CONDITIONS TO THE COMPANY’S OBLIGATION TO CLOSE

The obligation of the Company hereunder to consummate the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing Date, of each of the following conditions:

Section 6.1 Execution of Transaction Documents. Each Purchaser shall have duly executed and delivered to the Company the Transaction Documents to which it is a party.

Section 6.2 Representations and Warranties; Covenants. The representations and warranties of each Purchaser contained in Article III hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date); and such Purchaser shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Closing Date.

Section 6.3 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchased Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 6.4 No Action. No Law, judgment, order, injunction or decree entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor any Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Article VII
CONDITIONS TO THE PURCHASERS’ OBLIGATION TO CLOSE

The obligation of each Purchaser hereunder to consummate the Closing is subject to the satisfaction or waiver by such Purchaser, at or before the Closing Date, of each of the following conditions:

Section 7.1 Execution of Transaction Documents. The Company shall have duly executed and delivered to the Purchasers the Transaction Documents to which it is a party.

Section 7.2 Representations and Warranties; Covenants. The representations and warranties of the Company contained in Article IV hereof shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct to such extent) as of the date of this Agreement and as of the Closing Date as though made at that date (except for those representations and warranties that speak as of a specific date, which shall be so true and correct in all material respects as of such specified date), and the Company shall have performed, satisfied and complied in all material respects with the covenants and agreements required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

Section 7.3 No Stop Order. No stop order suspending the qualification or exemption from qualification of the Purchased Shares in any jurisdiction shall have been issued and no Proceeding for that purpose shall have been commenced or shall be pending or threatened.

Section 7.4 No Action. No Law judgment, order, injunction or decree entered by or with any Governmental Authority with competent jurisdiction, shall be in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by the Transaction Documents, nor Proceeding challenging any Transaction Document or the transactions contemplated hereby and thereby, or seeking to prohibit, alter, prevent or delay the Closing, shall have been instituted or being pending before any Governmental Authority.

Section 7.5 No Material Adverse Effect. From and after the date hereof, there shall not have occurred a Material Adverse Effect.

Section 7.6 No Suspensions of Trading in Ordinary Shares. Trading in the Ordinary Shares has not been, or been threatened to be, suspended by the SEC or Nasdaq as of the Closing Date.

Article VIII
TERMINATION

Section 8.1 Termination. Subject to Section 8.2 below, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual agreement of the Company and the Purchasers;

(b) by the Company or jointly by the Purchasers if any Law, or any final, non-appealable injunction or order shall have been enacted, issued, promulgated, enforced or entered which is in effect and has the effect of prohibiting the sale and issuance of the applicable Purchased Shares, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a party if the issuance of such Law, injunction or order was primarily due to the breach or failure of such party to perform in material respects any of its obligations under this Agreement;

(c) by the Purchasers jointly if there has been a material breach of any representation or warranty by the Company under this Agreement or any material breach of any covenant or agreement by the Company under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 7.2 or Section 7.5, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Purchasers; provided, however, that the Purchasers shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Purchasers shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement and such breach or failure shall have been the principal cause of, or shall have resulted in, the failure of the condition set forth in Section 7.2 or Section 7.5;

(d) by the Company if there has been a material breach of any representation or warranty by any Purchaser under this Agreement or any material breach of any covenant or agreement by any Purchaser under this Agreement that, in any case, would give rise to the failure of the condition set forth in Section 6.2, and such breach is not cured within ten (10) Business Days upon delivery of written notice thereof from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements under this Agreement and such breach or failure shall have been the principal cause of, or shall have resulted in, the failure of the condition set forth in Section 6.2; or

(e) by the Company or jointly by the Purchasers, upon written notice to the other parties (i) if the Closing has not occurred within thirty (30) days after the date hereof, provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

Section 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 above, written notice thereof shall be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto; provided that (a) nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred before such termination and (b) the provisions of this Article VIII, Article IX and Section 5.3 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

Article IX
MISCELLANEOUS

Section 9.1 Survival. The representations and warranties of the parties set forth in Articles III and IV of this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is 12 months after the Closing; provided that each representation, warranty, covenant and agreement hereunder shall survive the Closing until the date that is 36 months after the Closing in the case of fraud, intentional concealment of material facts or other willful misconduct on the part of the Company or the Purchasers, as the case may be; provided, further, that a claim with respect to recovery under the indemnification provisions set forth in Section 9.2 is initiated prior to the applicable survival period set forth in this Section 9.1, such claim may continue indefinitely until it is finally resolved pursuant to Section 9.2.

Section 9.2 Indemnification. From and after the date hereof, the Company on one hand, and each Purchaser (severally and not jointly) on the other hand (an “Indemnitor”), shall defend, protect, indemnify and hold harmless each other and such other Person’s Affiliates, shareholders, partners, members, officers, directors, employees, agents or other representatives (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, diminution in value, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement and other Transaction Documents, (b) any breach of any covenant, agreement or obligation of the Indemnitor contained in this Agreement or the other Transaction Documents, and (c) any cause of action, suit or claim brought or made against such Indemnitee by a third party arising out of or as a result of any breach of any representation or warranty made by the Indemnitor or any breach of any covenant, agreement or obligation of the Indemnitor under the Transaction Documents. Notwithstanding the foregoing, the term “Indemnified Liabilities” shall not include any punitive, incidental, consequential, special or indirect losses and damages, including loss of future revenue or income, or loss of business reputation or opportunity.

Section 9.3 Limitation to the Indemnitor’s Liability. Notwithstanding anything to the contrary in this Agreement:

(a) the maximum aggregate liabilities of the Indemnitor in respect of Indemnified Liabilities pursuant to Section 9.2(a) with respect to any misrepresentation or breach of any representation or warranty made by the Indemnitor in this Agreement shall be subject to a cap equal to (i) in the case of the Company’s indemnity right against any Purchaser, the Purchase Price actually received from such Purchaser, (ii) in the case of the Purchasers’ indemnity right against the Company, together, the Purchase Price in the aggregate; provided that, the cap under this Section 9.3(a) shall not apply to any Indemnifiable Liabilities resulting from or arising out of, directly or indirectly, fraud, intentional concealment of material facts or other willful misconduct on the part of the Indemnitor;

(b) notwithstanding any other provision contained herein and except in the case of fraud, intentional misrepresentation and/or willful misconduct, from and after the Closing, this Section 9.3 shall be the sole and exclusive monetary remedy of any of the Indemnitees for any claims against the Indemnitor arising out of or resulting from this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby; provided that the Indemnitee shall also be entitled to specific performance or other equitable remedies in any court of competent jurisdiction pursuant to Section 9.15 hereof; and

(c) the representations, warranties, covenants, agreements and obligations of the Indemnitor, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its agents or representatives) or by reason of the fact that the Indemnitee (or any of its agents or representatives) knew or should have known that any such representation, warranty, covenant, agreement or obligation is, was or might be inaccurate or by reason of the Indemnitee’s waiver of any condition set forth in Article VII.

Section 9.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

Section 9.5 Arbitration.

(a) Any dispute, controversy, difference or claim arising out of or relating to this letter agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted.

(b) The seat of arbitration shall be Hong Kong.

(c) The number of arbitrators shall be three. The arbitrators shall be appointed in accordance with the HKIAC rules. The arbitration proceedings shall be conducted in English.

(d) It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

Section 9.6 Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties. A facsimile or “PDF” signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

Section 9.7 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement, which most nearly effects the parties’ intent in entering into this Agreement.

Section 9.8 Entire Agreement. This Agreement and the other Transaction Documents, together with all the schedules and exhibits hereto and thereto and the certificates and other written instruments delivered in connection therewith from time to time on and following the date hereof, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof.

Section 9.9 Notices. Except as may be otherwise provided herein, any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) Business Day after deposit with an internationally recognized overnight courier service; or (d) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Nano Labs Ltd

China Yuangu Hanggang Technology
Building 509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

The People’s Republic of China

Attention to: Mr. Jianping Kong

Tel: (86) 0571-8665 6957

If to the Purchasers:

China Yuangu Hanggang Technology
Building 509 Qianjiang Road, Shangcheng District,

Hangzhou, Zhejiang, 310000

The People’s Republic of China

Attention to: Mr. Jianping Kong/Mr. Qifeng Sun

Tel: (86)15957503088

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.9 by giving the other parties written notice of the new address in the manner set forth above.

Section 9.10 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than the Indemnitees) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.11 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that any Purchaser may assign any of its rights, interests, or obligations hereunder to an Affiliate of such Purchaser without the prior written consent of the Company.

Section 9.12 Construction. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.13 Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.14 Adjustment of Share Numbers. If there is a subdivision, split, dividend, combination, reclassification or similar event with respect to any of the shares of Company’s Ordinary Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Ordinary Shares, as applicable, referred to in this Agreement shall be adjusted to the number and types of shares that a holder of such number of shares would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

Section 9.15 Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedies at law or in equity, the parties to this Agreement shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting any bond or other undertaking.

Section 9.16 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by all the parties hereto. The observance of any provision in this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by the written consent of the party against whom such waiver is to be effective. Any amendment or waiver effected in accordance with this Section 9.16 shall be binding upon the Company and the Purchasers and their respective assigns. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

NANO LABS LTD

By:	/s/ Jianping Kong
Name:	Jianping Kong
Title:	Chairman

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

NLABS FUND PTE LTD.

By:	/s/ Jianping Kong
Name:	Jianping Kong
Title:	Director

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, the parties hereto have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

Star Spectrum Capital Ltd

By:	/s/ Qifeng Sun
Name:	Qifeng Sun
Title:	Director

[Signature Page to Subscription Agreement]

Schedule A

Particulars of Purchasers

Name of Purchaser	Purchased Shares[1]
NLABS FUND PTE LTD.	18,883,415
Star Spectrum Capital Ltd	9,031,199
Total	27,914,614 Ordinary Shares (Aggerate Purchase Price : US$0.3045)

1	As may be adjusted from time to time for share split, dividend, combination, reclassification or similar transaction or otherwise pursuant to this Agreement.

Schedule A to Subscription Agreement